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NOT FOR IMMEDIATE RELEASE

AOXING PHARMACEUTICAL ANNOUNCES MANAGEMENT CHANGES

New York, NY, November 2, 2010 - Aoxing Pharmaceutical Co., Inc. (AMEX:AXN)  ("Aoxing Pharma"), a specialty pharmaceutical company focusing on research, development, manufacturing and distribution of narcotic and pain-management products, today announced that Hui (David) Shao has resigned from his position as Chief Financial Officer to pursue other opportunities, effective on November 1, 2010.  Mr. Shao has agreed to stay on in a consulting capacity to assist in the transition through the filing of Aoxing Pharma’s September 2010 10-Q.   Guoan Zhang has been appointed interim CFO, and will assume Mr. Shao’s responsibilities.  Mr. Zhang is the Controller for Aoxing Pharma’s subsidiary, Hebei Aoxing Pharmaceutical Co., Inc.

“Mr. Shao has played an important leadership role in helping Aoxing achieve a great deal of success and we thank him for all his efforts”, said Mr. Zhenjiang Yue, Chairman and CEO of Aoxing Pharma. “Over the past few years we have improved our financial standing and secured several international collaborations, including the recent joint venture with Johnson Matthey, greatly expanding the reach and future potential for Aoxing.  We wish Mr. Shao well on his future endeavors and appreciate his support in helping us accomplish many major milestones.”

“I am proud to have been a part of Aoxing Pharma over the past several years as we have transformed into one of the leading Chinese specialty pharmaceutical companies,” said Mr. Shao. “Though I am moving on to an opportunity in another sector, I have worked closely with Guoan Zhang and am confident that he is very capable of handling the CFO duties.

The Company has commenced a search for a new Chief Financial Officer, being led by John O’Shea, head of the nominating committee of Aoxing Pharma’s Board of Directors.

About Aoxing Pharmaceutical Company, Inc.

Aoxing Pharmaceutical Company, Inc is a US incorporated specialty pharmaceutical company with its operations in China, specializing in research, development, manufacturing and distribution of a variety of narcotics and pain-management products. Headquartered in Shijiazhuang City, outside Beijing, Aoxing has the largest and most advanced manufacturing facility in China for highly regulated narcotic medicines. Its facility is one of the few GMP facilities licensed for the manufacture of narcotic medicines by the China State Food and Drug Administration (SFDA). It has a joint venture collaboration with Johnson Matthey Plc to produce and market narcotics and neurological drugs in China. It also has strategic alliance partnerships with QRxPharma, Phoenix PharmaLabs, Inc and American Oriental Bioengineering, Inc. For more information, please visit: www.aoxingpharma.com.

Safe Harbor Statement from Aoxing Pharmaceutical Company, Inc

Statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. The economic, competitive, governmental, technological and other risk factors identified in the Company's filings with the Securities and Exchange Commission, including the Form 10-K for the year ended June 30, 2010, may cause actual results or events to differ materially from those described in the forward looking statements in this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise.